Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Maura Payne	RAI 2007-29
(336) 741-6996
Adams Named Executive Vice President and Chief Financial Officer of Reynolds American;
Neal to Resign in 2008
WINSTON-SALEM, N.C. — Dec. 4, 2007 — Dianne M. Neal, executive vice president and chief financial officer of Reynolds American Inc. (NYSE: RAI) has announced her plan to resign in March 2008. The company announced that Thomas R. Adams, currently senior vice president and chief accounting officer of Reynolds American, will replace Neal as RAI’s executive vice president and chief financial officer, effective January 1, 2008.
“Reynolds American is an excellent company with a great future and I have thoroughly enjoyed my 20-year career here,” Neal said. “However, I am looking forward to spending more time with my family, and focusing more of my energy on the corporate boards and community organizations with which I am active.
“Tom Adams is tremendously talented, committed to RAI’s long-term success, and I am confident that I am leaving the CFO role in good hands,” Neal said.
“Dianne played a pivotal role in the shaping and success of Reynolds American,” said Susan M. Ivey, RAI’s chairman and chief executive officer. “Her leadership has enabled RAI to achieve the excellent financial position it enjoys today and we wish her all the best,” she said. “Over the years, Tom has held several key, and diverse, roles in the company. His thorough knowledge of the business and its future growth strategies place him in an excellent position to help take Reynolds American’s success to the next level.”
Adams, 57, joined the organization in 1999 as senior vice president and controller of both R.J. Reynolds Tobacco Holdings, Inc. and R.J. Reynolds Tobacco Company. He was named senior vice president and chief accounting officer for both those companies in 2004, and in 2006, was named senior vice president of business processes. He assumed his current role in March 2007. From 1985 to 1999, Adams was a partner at Deloitte & Touche LLP. He is a member of the board of directors of Technology Concepts & Design, Inc.; the Old Hickory Council of the Boy Scouts of America; and the board of commissioners of the Housing Authority of the City of Winston-Salem.
Replacing Adams as senior vice president and chief accounting officer will be Frederick W. Smothers, 44. Smothers joined RAI in 2007 as vice president and controller. Smothers had previously worked as an independent consultant for ATRS Consulting, and worked for 16 years, including four years as a partner, for the accounting firm of Deloitte & Touche LLP.

Neal, 48, joined R.J. Reynolds Tobacco Company in 1988 as a process manager in that company’s coupon redemption center, and held a number of financial management positions at the company thereafter. In 1997, she was promoted to vice president and controller of Reynolds Tobacco. In 1999, she was promoted to vice president of investor relations for R.J. Reynolds Tobacco Holdings, Inc., which was the public parent company of Reynolds Tobacco at that time. She was named executive vice president and chief financial officer of R.J. Reynolds Tobacco Holdings in 2003, and executive vice president and chief financial officer of Reynolds American in 2005. She is a member of the board of directors of LandAmerica Financial Group, Inc. and Metavante Technologies, Inc. and of the Reynolda House Museum of American Art.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include six of the 10 best-selling U.S. brands: Camel, Kool, Pall Mall, Winston, Salem and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

•	R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
###